EXHIBIT 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Announces Executive Appointments

Chief Executive Office Tyler Haahr Names Brad Hanson as President

Sioux Falls, South Dakota – September 26, 2013, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) announced today the appointments of Brad Hanson as President, Glen Herrick as Chief Financial Officer, Ira Frericks as Chief Operating Officer and Ron Butterfield as Chief Administrative Officer.  In addition, Troy Moore will be taking on a new role as Executive Vice President of Retail Bank Sales and Operations.

Chairman and CEO J. Tyler Haahr commented, “Over the past few years, the Company has become a larger and more complex business.  Given the increased breadth and scope of our operations, I am delighted to be announcing these new appointments, which will enhance the overall capacity of our executive team and position the Company for future growth.”  The following appointments are effective October 1, 2013.

•	Brad Hanson, currently Executive Vice President, and President of the Meta Payment Systems division, will assume additional responsibilities as President of MFG and MetaBank. Mr. Hanson joined MFG in 2004 and founded the Company’s Meta Payment Systems division. Previously Mr. Hanson was senior vice president at BankFirst. During his career, he has served in numerous banking, card industry and technology-related capacities. Mr. Hanson received his B.A. degree from the University of South Dakota.

•	Glen Herrick, currently Senior Vice President of Finance and Investment Management has been promoted to Executive Vice President and Chief Financial Officer. Mr. Herrick joined the Company earlier this year following 19 years of various finance, accounting and risk management roles at Wells Fargo, including serving as CFO of Wells Fargo’s student loan division. Mr. Herrick has a B.S. in Engineering Management from the United States Military Academy at West Point and an MBA from the University of South Dakota. In addition, he is a graduate of the Stonier Graduate School of Banking.

Mr. Herrick replaces Dave Leedom, who will remain with the Company in a part-time role.  “Dave is an extraordinary leader and has prepared his team for this succession,” Haahr said.  “Dave’s many contributions to MFG have been invaluable and we are happy that he will continue to be an integral part of the team, while also being able to spend more time managing some recent health issues.”

•	Ira Frericks, currently Senior Vice President and Chief Accounting Officer, has been promoted to Executive Vice President and Chief Operating Officer. Mr. Frericks joined the Company in 2008 as Chief Accounting Officer and has over 25 years of accounting and banking operations experience. He is a CPA and has a B.S. in Business Administration from the University of South Dakota. Mr. Frericks is also a graduate of the Graduate School of Banking at the University of Wisconsin.

•	Ron Butterfield, currently Senior Vice President and Chief of Staff, has been promoted to Executive Vice President and Chief Administrative Officer. Mr. Butterfield joined MFG in 2004 to help establish the Meta Payment Systems division. Prior to joining the Company, he held various banking and credit card operations roles at BankFirst and Citibank. Mr. Butterfield is a graduate of the University of Sioux Falls with a B.S in Mathematics.

Haahr continued “I am pleased that Meta is able to recruit, develop and retain outstanding talent throughout the organization.  A critical component of our continued success relies on our ability to retain and promote our team members.”

About Meta Financial Group, Inc.
Meta Financial Group, Inc. (MFG) is the holding company for MetaBank, a federally chartered savings bank.  Headquartered in Sioux Falls, South Dakota, its primary banking businesses are deposits, loans and other financial products and services to meet the needs of its commercial, agricultural and retail customers and MetaBank’s electronic payments division, Meta Payment Systems (MPS).

MFG shares are traded on the NASDAQ Global Market under the symbol “CASH.”  MFG operates under a super-community banking philosophy that allows the company to grow while maintaining its community bank roots, with localized decision making and customer service.

MetaBank operates eleven bank offices in four market areas; Central Iowa, Northwest Iowa, Brookings, South Dakota and Sioux Empire, South Dakota.  MPS manages four primary business lines: prepaid cards, credit products, Automated Teller Machine (ATM) sponsorship and Automated Clearing House (ACH) origination.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.  All information provided is subject to potentially more detailed information contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Company undertakes no duty to update the information provided herein or therein.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.